Exhibit 3.2

FILED
In the Office of the
Secretary of State of Texas

APR 24 2003

Corporations Section

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF LIFE PARTNERS (TEXAS), INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Life Partners (Texas), Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

Article One of the Articles of Incorporation is amended to change the name of the Corporation and after its amendment should read in its entirety:

The name of the Corporation is LIFE PARTNERS HOLDINGS, INC.

ARTICLE TWO

At the time of the amendment's adoption, the Corporation had 10,000,000 shares of stock outstanding, all of which was common stock and entitled to vote. The Corporation's only authorized stock is its common stock and no shares are entitled to vote as a class. The amendment was unanimously adopted by the affirmative vote of all 10,000,000 shares on February 15, 2003.

Dated February 15, 2003.

LIFE PARTNERS (TEXAS), INC.

By: ______________________

Brian Pardo, President